UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2007

HERITAGE COMMERCE CORP
(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01             Completion of Acquisition or Disposition of Assets.

On February 8, 2007, Heritage Commerce Corp, Heritage Bank of Commerce and Diablo Valley Bank entered into an Agreement and Plan of Merger (the “Agreement”), under which Heritage Commerce Corp and Heritage Bank of Commerce would acquire Diablo Valley Bank.

Pursuant to the terms of the Agreement, the merger was completed as of the close of business on June 20, 2007, and Diablo Valley Bank merged with and into Heritage Bank of Commerce, with Heritage Bank of Commerce being the surviving entity (the “Merger”).

The transaction is valued at approximately $65,400,000, including payments for cancellation of options for Diablo Valley Bank common stock.  Diablo Valley Bank shareholders are receiving a per share consideration of $23.00, as the average closing price for Heritage Commerce Corp’s common stock for the 20 trading days ending five trading days prior to closing was valued at $23.8970.  Accordingly, Heritage Commerce Corp is paying approximately $24,000,000 in cash and issuing 1,732,298 shares of Heritage Commerce Corp’s common stock in exchange for all outstanding Diablo Valley Bank shares and stock options.  The exchange ratio for the Heritage Commerce Corp. stock is 0.9625.  Prior to closing, Diablo Valley Bank redeemed all of its outstanding Series A Preferred Stock for an aggregate of approximately $6,700,000 cash (including dividend payments).

There were no material relationships between Diablo Valley Bank, its officers, shareholders or employees and Heritage Commerce Corp or Heritage Bank of Commerce and subsidiaries, its officers, shareholders or employees, other than in respect to the transaction.

Heritage Commerce Corp has issued a press release with regard to these matters which is incorporated by reference and is attached to this Form 8-K as Exhibit 99.1.

Item 5.2                                                  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers.

(a)                                  John J. Hounslow and Mark E. Lefanowicz

As provided in the Agreement, effective June 20, 2007, John J. Hounslow and Mark E. Lefanowicz were added to the board of directors of Heritage Commerce Corp and Heritage Bank of Commerce.  As of the effective date of the Merger, the following agreements became effective:  (i) Consulting Agreement between Heritage Bank of Commerce and John J. Hounslow, dated as of February 8, 2007 (“Consulting Agreement”), and (ii) Non-Compete, Non-Solicitation and Confidentiality Agreement by and among Heritage Commerce Corp, Heritage Bank of Commerce and John J. Hounslow, dated as of February 8, 2007 (“Non-Compete Agreement”).  On June 20, 2007, Mr. Hounslow entered into a letter agreement with Heritage Commerce Corp relating to the Heritage Commerce Corp Board of Directors (“Letter Agreement”).  Copies of these agreements are attached to this Form 8-K as exhibits 10.1, 10.2 and 10.3, respectively, which agreements are incorporated herein by reference.

Pursuant to the Consulting Agreement, Mr. Hounslow will provide consulting regarding post-merger transition issues, including retention and transition of employees and customers, marketing the “Heritage” brand name and such other services as may be assigned to him from time to time by the president of Heritage Bank of Commerce.  The agreement extends for a term that expires on December 31, 2007.  Mr. Hounslow will receive a consulting fee of $400,000 payable to him pro rata over a 30 month period that commences on July 1, 2007.  Pursuant to the Non-Compete Agreement, Mr. Hounslow has agreed to refrain from certain activities that would be competitive with Heritage Commerce Corp and Heritage Bank of Commerce.  The agreement extends for a three year period.  Mr. Hounslow will receive $200,000 payable pro rata over 30 months commencing on July 1, 2007.  In consideration for entering into the agreements with Heritage Commerce Corp and Heritage Bank of Commerce, Mr. Hounslow agreed to forgo an amount equal to 12 months of his current salary due him for severance under his existing employment agreement with Diablo Valley Bank and agreed to terminate his employment with Diablo Valley Bank effective the effective date of the Merger.

Under the terms of the Letter Agreement, Heritage Commerce Corp confirmed Mr. Hounslow’s compensation as a director consistent with the compensation paid to all of the other Directors of Heritage Commerce Corp.  In addition, Mr. Hounslow will be reimbursed for all of his related business expenses in accordance with Heritage Commerce Corp’s general expense reimbursement policy.  Heritage Commerce Corp will pay $280.00 per month toward Mr. Hounslow’s country club dues through December 31, 2009.  Mr. Hounslow will have the use of his current office at the premises formerly maintained by Diablo Valley Bank through December 31, 2009.  Heritage Commerce Corp will continue to honor the current automobile lease entered into by Diablo Valley Bank for his use of a automobile, and reimburse him for fuel, maintenance and automobile insurance, through September 8, 2009.

Mr. Hounslow will be appointed to the Board of Directors’ Strategic Planning Committee and to its Finance Committee.

(b)           James Mayer

As provided in the Agreement, effective as of the Merger, the following  agreements became effective:  (i) Employment Agreement between James Mayer and Heritage Bank of Commerce, dated as of February 8, 2007 (“Employment Agreement’) and (ii) Non-Compete, Non-Solicitation and Confidentiality Agreement by and among Heritage Commerce Corp, Heritage Bank of Commerce and James Mayer, dated as of February 8, 2007 (“Non-Compete Agreement”).  Copies of these agreements are attached to the Form 8-K as Exhibits 10.4 and 10.5, respectively, which agreements are incorporated by reference.

Under the Employment Agreement Mr. Mayer will serve as an Executive Vice President of Heritage Bank of Commerce.  The agreement extends for 3 years.  Mr. Mayer will receive an annual base salary of $220,000 for the first 12 months, $240,000 for the second 12 months and $250,000 for the third 12 months of the agreement.  At the end of 18 months Mr. Mayer will have an opportunity for a 30-day period to terminate the agreement and his employment with 30 days prior written notice and from the effective date of termination receive a severance amount of $300,000 payable pro rata over the next following 18 months.  If Mr. Mayer is otherwise terminated without cause or terminated in connection with a change of control he will be entitled to accrued salary and benefits and a lump sum severance payment equal to the greater of (x) 12 months of base salary then in effect, plus the highest annual bonus paid or payable during the term of the agreement (not to exceed $100,000), (y) or an amount equal to the number of months remaining on the term of the agreement at the time of termination multiplied by the base salary then in effect at the time of termination.  The Employment Agreement may be terminated for cause by Heritage Bank of Commerce.  Mr. Mayer is entitled to an annual bonus under the Heritage Management Incentive Plan, subject to the terms of such plan.  Mr. Mayer will participate in other benefit programs offered executives of the bank.  He will have the use of an automobile provided to him by the bank with the obligation of the bank not to exceed a lease payment of $750 per month.  Mr. Mayer will also be entitled to receive 20,000 stock options under the Heritage Commerce Corp 2004 Stock Option Plan subject to approval by the Heritage Commerce Corp Compensation Committee and Board of Directors and the terms of the option plan.  The stock options will have an exercise price per share equal to the fair market value of the Heritage Commerce Corp common stock on the date of grant (which will be the day Mr. Mayer commences employment subject to the expiration of any trading black-out period then in effect).  Under the terms of the Employment Agreement, Mr. Mayer has agreed to not solicit employees and customers in accordance with the terms and for the periods set forth in the Employment Agreement.

Mr. Mayer also agreed to enter into the Non-Complete Agreement which extends for a 3 year term.  Under the Non-Compete Agreement Mr. Mayer agreed to refrain from certain activities that would be competitive with Heritage Commerce Corp and Heritage Bank of Commerce.  Mr. Mayer agreed to enter into the Non-Compete Agreement in consideration for entering into the agreements with Heritage Commerce Corp and Heritage Bank of Commerce and in recognition of his prior position with Diablo Valley Bank as President and as a significant shareholder.  Mr. Mayer agreed to forgo an amount equal to 12 months of his current salary due him for severance under his existing employment agreement with Diablo Valley Bank and agreed to terminate his employment with Diablo Valley Bank on the effective date of the Merger.

Item 9.01                                          Financial Statements and Exhibits.

(a)-(b)  In accordance with the rules and regulations of the Securities and Exchange Commission, the financial information required by these items will be filed on an amended Form 8-K by September 5, 2007.

(c)                                  Not applicable.

(d)                                 Exhibits.

2.1           Agreement and Plan of Merger, dated February 8, 2007 (incorporated by reference from Heritage Commerce Corp Form 10-K, previously filed with the SEC on March 3, 2007).

10.1         Consulting Agreement dated as of February 8, 2007 between Heritage Bank of Commerce and John J. Hounslow.

10.2         Non-Compete, Non-Solicitation and Confidentiality Agreement dated as of February 8, 2007 by and among Heritage Commerce Corp, Heritage Bank of Commerce and John J. Hounslow.

10.3         Letter Agreement between John J. Hounslow and Heritage Commerce Corp dated June 20, 2007.

10.4         Employment Agreement dated as of February 8, 2007 between James Mayer and Heritage Bank of Commerce.

10.5         Non-Compete, Non-Solicitation and Confidentiality Agreement dated as of February 8, 2007 by and among James Mayer, Heritage Commerce Corp and Heritage Bank of Commerce.

99.1         Press Release dated June 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: June 22, 2007	By:	/s/ Lawrence McGovern
Lawrence McGovern
Executive Vice President and
Chief Executive Officer

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated February 8, 2007 (incorporated by reference from Heritage Commerce Corp Form 10-K, previously filed with the SEC on March 3, 2007).

10.1	Consulting Agreement dated as of February 8, 2007 between Heritage Bank of Commerce and John J. Hounslow.

10.2	Non-Compete, Non-Solicitation and Confidentiality Agreement dated as of February 8, 2007 by and among Heritage Commerce Corp, Heritage Bank of Commerce and John J. Hounslow.

10.3	Letter Agreement between John J. Hounslow and Heritage Commerce Corp dated June 20, 2007.

10.4	Employment Agreement dated as of February 8, 2007 between James Mayer and Heritage Bank of Commerce

10.5	Non-Compete, Non-Solicitation and Confidentiality Agreement dated as of February 8, 2007 by and among, James Mayer, Heritage Commerce Corp and Heritage Bank of Commerce

99.1	Press Release dated June 20, 2007